Exhibit 99.1


NEWS BULLETIN
    FROM:
 CalAmp Logo                                    CalAmp Corp.
                                                1401 N. Rice Avenue
                                                Oxnard, CA  93030
                                                Nasdaq:  CAMP

For Further Information:

AT THE COMPANY:             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                Lasse Glassen
Chief Financial Officer     General Information
(805)987-9000               (310)854-8313
                            lglassen@financialrelationsboard.com

                            Amy Cozamanis
                            Investor/Analyst Information
                            (310)854-8314
                            acozamanis@financialrelationsboard.com
----------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

             CAL AMP REPORTS FISCAL 2006 THIRD QUARTER RESULTS

* Company Achieves 13% Revenue Growth and Earnings of $0.23 Per Diluted Share
                     * Operating Income Sets New Record


OXNARD, Calif., January 5, 2006--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products and engineering services, today reported results for its fiscal 2006 third quarter ended November 30, 2005, which included record operating income performance.

Fiscal 2006 Third Quarter Results
Revenue in the latest quarter was $64.5 million, a 13% increase compared to $57.1 million for the third quarter of last year. The increase in revenue was driven by increased sales of DBS satellite products and 2-way wireless modules along with the inclusion of the Company's Machine-to-Machine (M2M) radio product line, which was acquired during the first quarter of fiscal 2006.

Operating income of $8.9 million in the latest quarter is $6 million higher than the third quarter of last year. Net income in the latest quarter was $5.4 million or $0.23 per diluted share. This compares favorably to net income of $1.8 million or $0.08 per diluted share for the third quarter of last year.

Gross profit for the third quarter of fiscal 2006 was $16.5 million, or 25.5% of revenues compared to $10.3 million or 18.0% of revenues for the same period last year. The increases in gross profit and gross margin were primarily the result of increased sales of higher margin products of the Products Division coupled with ongoing actions taken to improve the financial performance of the Solutions Division.

"During the fiscal third quarter, our performance was exceptionally strong across the board and we met or exceeded the guidance we provided for our key financial metrics," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "These results reflect the steady progress we are making in improving CalAmp's profitability. While the increase in revenue was primarily driven by strong demand for our DBS products with higher average selling prices, our efforts to diversify our customer base and develop new product offerings are also beginning to take hold as evidenced by improving revenue contributions from our M2M and other wireless products."

Mr. Sturm continued, "Our operating income of $8.9 million in the latest quarter substantially surpassed the previous single quarter record of $6.1 million established just one quarter ago, and our earnings per share of $0.23 was better than expected. These achievements reflected increased gross profit contributed by our higher margin DBS, M2M and other wireless product offerings. We also benefited from improving operating efficiencies and focus on selling higher margin software products in our Solutions Division, where gross margins increased substantially from the same period last year. The Solutions Division continues to make good progress on the path to operating profitability."

Liquidity
At November 30, 2005, the Company had total cash of $38.2 million, with $8.4 million in total outstanding debt. During the first nine months of fiscal 2006 total cash and cash equivalents increased by $7.2 million due primarily to $14.4 million of cash provided from operating activities and $1.3 million of proceeds from stock option exercises, partially offset by cash used for the M2M product line acquisition of $4.9 million and debt reductions of $2.2 million. Inventory was $19.8 million at the end of the third quarter, representing annualized turns of about 9 times. Accounts receivable outstanding at the end of the third quarter represents a 47 day average collection period, which is within expectations.

Business Outlook
Commenting on the Company's fiscal 2006 fourth quarter outlook, Mr. Sturm said, "Based on our current projections, we estimate that fiscal 2006 fourth quarter revenues will be in the range of $50 to $58 million, and that earnings will be in the range of $0.13 to $0.18 per diluted share. The anticipated sequential decline in fourth quarter revenues is due primarily to the seasonality of DBS industry demand and the planned product transition by one of our DBS customers. We believe the underlying trends in the DBS industry remain very positive and that this does not represent a fundamental change in either the industry's long-term outlook or in our overall share of the DBS outdoor equipment market. We expect the increasing availability of HDTV programming and digital video recording technology will continue to require more advanced satellite TV reception products, which should be key drivers of our DBS business going forward."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2006 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, public safety communications, the healthcare industry and digital multimedia delivery applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, the Company's ability to eliminate operating losses in its Solutions Division and make this business segment profitable, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                         -Financial Tables to Follow-

                                  CAL AMP CORP.
                         CONSOLIDATED INCOME STATEMENTS
                (Unaudited, in thousands except per share amounts)

                                    Three Months Ended    Nine Months Ended
                                       November 30,          November 30,
                                   ------------------     ----------------
                                     2005      2004       2005        2004
                                    -----     ------      -----       -----
Revenues                          $64,463    $57,066    $169,704   $152,890

Cost of revenues                   47,999     46,767     129,127    123,966
                                  -------    -------     -------    -------

Gross profit                       16,464     10,299      40,577     28,924

Operating expenses:
  Research and development          2,585      2,315       7,142      6,190
  Selling                           1,914      1,847       5,582      4,651
  General and administrative        2,679      2,786       7,900      8,410
  Intangible asset amortization       403        486       1,375      1,207
  In-process research and development   -          -         320        471
                                    ------   -------     -------    -------
                                    7,581      7,434      22,319     20,929
                                    ------   -------     -------    -------
Operating income                    8,883      2,865      18,258      7,995

Non-operating income (expense), net   162          8         231       (131)
                                    ------   -------     -------    -------

Income before income taxes          9,045      2,873      18,489      7,864

Income tax provision               (3,606)    (1,086)     (7,392)    (3,022)
                                    ------   -------     -------    -------

Net income                         $5,439    $ 1,787     $11,097   $  4,842
                                   =======   =======     =======    =======

Net income per share:
  Basic                             $0.24      $0.08       $0.49      $0.23
  Diluted                           $0.23      $0.08       $0.48      $0.22

Shares used in per share calculations:
  Basic                            22,580     22,356      22,520     21,135
  Diluted                          23,592     23,113      23,272     21,891


Business Segment Information

                                    Three Months Ended     Nine Months Ended
                                        November 30,          November 30,
                                     ------------------     ----------------
                                     2005        2004        2005     2004
                                    -----      ------       -----    -----
Revenue
  Products Division               $59,565     $50,425     $153,331  $133,980
  Solutions Division                4,898       6,641       16,373    18,910
                                  -------     -------      -------   -------
    Total revenue                 $64,463     $57,066     $169,704  $152,890
                                  =======     =======     ========   =======

Gross profit
  Products Division               $14,441     $ 8,737     $ 34,975  $ 24,506
  Solutions Division                2,023       1,562        5,602     4,418
                                  -------     -------      -------   -------
    Total gross profit            $16,464     $10,299     $ 40,577  $ 28,924
                                  =======     =======      =======   =======

Operating income (loss)
  Products Division               $10,406     $ 6,191     $ 23,453  $ 16,861
  Solutions Division                 (373)     (2,379)      (2,029)   (5,971)
  Corporate expenses               (1,150)       (947)      (3,166)   (2,895)
                                  -------     -------      -------   -------
Total operating income            $ 8,883     $ 2,865     $ 18,258  $  7,995
                                  =======     =======      =======   =======

                                  CAL AMP CORP.
                           CONSOLIDATED BALANCE SHEETS
                           (Unaudited - In thousands)
                                                     November 30, February 28,
                                                          2005          2005
                Assets                                    ----          ----
Current assets:
  Cash and cash equivalents                            $ 38,205      $ 31,048
  Accounts receivable, net                               36,164        27,027
  Inventories                                            19,806        21,465
  Deferred income tax assets                              3,225         6,118
  Prepaid expenses and other current assets               2,227         2,876
                                                       --------      --------

       Total current assets                              99,627        88,534

Equipment and improvements, net                           5,383         5,383
Deferred income tax assets                                2,747         5,285
Goodwill                                                 92,605        92,834
Other intangible assets, net                              5,807         4,028
Other assets                                                473           691
                                                       --------      --------
                                                       $206,642      $196,755
                                                       ========      ========
             Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                    $  2,425      $  2,897
  Accounts payable                                       16,720        18,389
  Accrued payroll and employee benefits                   3,623         3,652
  Other accrued liabilities                               4,366         3,127
  Deferred revenue                                        1,297         1,597
                                                       --------      --------
      Total current liabilities                          28,431        29,662
                                                       --------      --------

Long-term debt, less current portion                      5,964         7,679
                                                       --------      --------
Other non-current liabilities                             1,091         1,126
                                                       --------      --------

Stockholders' equity:
  Common stock                                              230           227
  Additional paid-in capital                            133,536       131,784
  Common stock held in escrow                            (2,532)       (2,548)
  Retained earnings                                      40,723        29,626
  Accumulated other comprehensive loss                     (801)         (801)
                                                       --------      --------
      Total stockholders' equity                        171,156       158,288
                                                       --------      --------
                                                       $206,642      $196,755
                                                       ========      ========

                                        CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                            Nine Months Ended
                                                               November 30,
                                                               ----------
                                                          2005          2004
                                                          ----          ----

Cash flows from operating activities:
    Net income                                         $ 11,097      $  4,842
    Depreciation and amortization                         3,305         3,218
    Write-off of in-process R&D                             320           471
    Equipment impairment writedowns                           -           241
    Tax benefit of option exercises                         678           224
    Deferred tax assets, net                              5,432         2,609
    Changes in operating working capital                 (6,486)       (3,375)
    Other                                                    16          (128)
                                                       --------       -------
       Net cash provided by operating activities         14,362         8,102
                                                       --------       -------

Cash flows from investing activities:
    Capital expenditures                                 (1,555)       (1,970)
    Proceeds from sale of assets                            143           835
    Acquisition of Skybility business                    (4,897)            -
    Acquisition of Vytek Corp., net of cash acquired          -        (1,727)
                                                       --------       -------
       Net cash used in investing activities             (6,309)       (2,862)
                                                       --------       -------

Cash flows from financing activities:
    Debt repayments, net of borrowings                   (2,178)       (2,300)
    Proceeds from stock option exercises                  1,282           703
                                                       --------       -------
       Net cash used in financing activities               (896)       (1,597)
                                                       --------       -------

Net change in cash and cash equivalents                   7,157         3,643
Cash and cash equivalents at beginning of period         31,048        22,885
                                                       --------       -------
Cash and cash equivalents at end of period             $ 38,205       $26,528
                                                       ========       =======